EXHIBIT 99.1

The Chemours Company Reports First Quarter 2024 Results

Wilmington, Del., April 30, 2024 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies (“TT”), Thermal & Specialized Solutions (“TSS”), and Advanced Performance Materials (“APM”), today announced its financial results for the first quarter 2024.

Key First Quarter 2024 Results

•
Net Sales of $1.4 billion, down 12% year-over-year
•
Net Income attributable to Chemours of $52 million, or $0.34 per diluted share, compared with $145 million, or $0.96 per diluted share, in the corresponding prior-year quarter
•
Adjusted EBITDA1,2 was $193 million, compared to $304 million in the corresponding prior-year quarter
•
Cash flows used in operations were $290 million, and capital expenditures were $102 million
•
Cash returned to shareholders through dividends of $37 million in the quarter

“Net Sales for the first quarter were in line with our expectations across all three of our segments. Consolidated Adjusted EBITDA was higher than anticipated driven by the allocation of TiO2 volumes to higher-yield regions, the timing of lower-cost ore consumption, the strong execution of our TT Transformation Plan, and lower-than-expected corporate costs,” said Chemours CEO Denise Dignam. “TSS continued to see a strong adoption of Opteon™ products in stationary and auto aftermarket applications combined with seasonal demand strength. The APM orderbook remains near its recent lows but reflects a modest recovery since year end. We also remain focused on ramping capacity in our Performance Solutions product portfolio to serve growing opportunities, primarily in the semiconductor manufacturing market. Lastly, we delivered significant efficiencies and cost reductions through our TT Transformation Plan and remain focused on becoming one of the lowest cost TiO2 producers globally.”

Total Chemours

	Q1 2024	Q1 2023	Change
Net Sales (millions)	$1,350	$1,536	(12)%
Adjusted EBITDA[1,2] (millions)	$193	$304	(37)%
Adjusted EBITDA Margin	14%	20%	(6) ppts

First quarter 2024 Net Sales of $1.4 billion were 12% lower than the prior-year quarter, reflecting a 6% decrease in volumes, coupled with a 5% decline in price, while portfolio impacts posed a slight 1% headwind. The decrease in first quarter Net Sales was primarily due to a 23% decline in APM Net Sales with TT experiencing a 7% decline and TSS an 8% decline.

First quarter 2024 Net Income attributable to Chemours was $52 million, or $0.34 per diluted share, compared to $145 million in the prior-year quarter, primarily driven by continued weakness in APM and a softer start to the year in TSS, partially offset by the contributions from TT cost reduction actions. Adjusted EBITDA for the first quarter of 2024 was $193 million, compared to $304 million in the prior-year quarter. This decline was primarily driven by Adjusted EBITDA performance in APM and TSS. Price and volume declines drove a year-over-year decrease of 36%, while a 6% reduction in costs was largely offset by currency, portfolio, and other cost offsets3. Additionally, currency fluctuations represented a 3%, or $8 million, headwind compared to the prior-year quarter, due to a stronger USD.

1 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA, referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

2 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #1.

3 Total costs in the first quarter of 2024 include a $5 million unallocated item related to third-party costs associated with the TT Transformation Plan.

EXHIBIT 99.1

Titanium Technologies (TT)

	Q1 2024	Q1 2023	Change
Net Sales (millions)	$588	$632	(7)%
Adjusted EBITDA (millions)	$70	$70	0%
Adjusted EBITDA Margin	12%	11%	1 ppt

TT segment first quarter 2024 Net Sales were $588 million, down 7% compared to the first quarter 2023. The decrease in Net Sales was mainly attributable to a 7% decline in pricing, with volume and currency remaining relatively flat. Price decreased versus the prior-year period as index-based priced contractual stability was more than offset by decreases in the market-exposed customer portfolio. Volumes were flat when compared to the prior-year period as strength in the Asia Pacific and the Europe, Middle East and Africa regions was offset by weakness in North America and Latin America.

Versus the prior-year quarter, Adjusted EBITDA was flat at $70 million, with Adjusted EBITDA Margin increasing by 1 percentage point to 12%, primarily attributable to continued cost reductions from the TT Transformation Plan, partially offset by the aforementioned decrease in price.

On a sequential basis, Net Sales decreased by 10%, completely driven by decreases in volume, with pricing remaining unchanged. Adjusted EBITDA increased by 9% vs. the prior quarter, primarily driven by actions to allocate TiO2 volumes to higher-yield regions, the timing of lower-cost ore consumption, and cost reductions from the TT Transformation Plan.

Thermal & Specialized Solutions (TSS)

	Q1 2024	Q1 2023	Change
Net Sales (millions)	$449	$486	(8)%
Adjusted EBITDA (millions)	$151	$185	(18)%
Adjusted EBITDA Margin	34%	38%	(4) ppts

TSS segment first quarter 2024 Net Sales were $449 million, down 8% compared to the first quarter 2023. The decrease in Net Sales was driven by declines in volume and price of 6% and 2%, respectively, with currency impact flat. Volumes decreased primarily due to lower demand in the Foam, Propellants and Other products portfolio and in the automotive original equipment manufacturer (“OEM”) market, partially offset by increased demand for Opteon™ products in stationary end markets. Price decreased primarily due to weaker legacy refrigerant pricing, as well as contractual pricing declines in the Opteon™ automotive OEM market. These refrigerant product portfolio pricing dynamics were offset by stronger Opteon™ blends pricing, consistent with stronger stationary demand.

Versus the prior-year quarter, Adjusted EBITDA decreased 18% to $151 million, with Adjusted EBITDA Margin down 4 percentage points to 34% driven by the aforementioned decreases in price and volume, as well as increased R&D investments in immersion cooling and next generation refrigerants.

On a sequential basis, Net Sales increased by 20%, with price and volume increasing 5% and 15%, respectively, reflecting seasonal refrigerant demand trends. This increase was partially offset by softer volumes in the Foam, Propellants and Other product portfolio due to its exposure to construction markets, which remain weak.

EXHIBIT 99.1

Advanced Performance Materials (APM)

	Q1 2024	Q1 2023	Change
Net Sales (millions)	$299	$388	(23)%
Adjusted EBITDA (millions)	$30	$84	(64)%
Adjusted EBITDA Margin	10%	22%	(12) ppts

APM segment first quarter 2024 Net Sales were $299 million, down 23% compared to the first quarter 2023. The decrease in Net Sales was due to an 18% decline in volume and a 5% decrease in price, with currency impact flat. Volume decreased primarily due to weaker demand in more economically sensitive and non-strategic end markets and the tail impact of the previously disclosed extended maintenance outage from the fourth quarter of 2023 that is now resolved. Price decreased primarily due to mix and softer market dynamics compared with the prior year.

First quarter 2024 Net Sales for the Performance Solutions product portfolio were $113 million, down 22% vs. the prior-year quarter. First quarter 2024 Net Sales for the Advanced Materials product portfolio were $186 million, down 24% vs. the prior-year quarter.

Versus the prior-year quarter, Adjusted EBITDA was $30 million, down 64% year-over-year, with Adjusted EBITDA Margin down 12 percentage points to 10%, primarily attributable to the decrease in price, lower fixed cost absorption from lower volume, and the extended maintenance outage, partially offset by lower input costs.

On a sequential basis, Net Sales decreased 8%, reflecting a 1% decrease in price and an 8% decline in volume, with currency a slight 1% tailwind. On the same basis, Net Sales for the Performance Solutions product portfolio declined 16%, while Net Sales for the Advanced Materials product portfolio declined 3%. These declines were primarily driven by ongoing demand softness in more economically sensitive end markets in the Advanced Materials product portfolio and specific product lines within the Performance Solutions product portfolio.

Other Segment

The Performance Chemicals and Intermediates business in the Company’s Other Segment had Net Sales and Adjusted EBITDA for first quarter 2024 of $14 million and $2 million, respectively.

Corporate Expenses

Corporate Expenses were a $55 million offset to Adjusted EBITDA in the first quarter 2024, up $10 million vs. the prior-year quarter. Corporate Expenses were approximately $25 million lower than anticipated, primarily driven by the timing of costs incurred related to the Audit Committee’s Internal Review and the remediation of material weaknesses in internal controls over financial reporting, which were approximately $14 million in the quarter. This difference from this previous amount was also attributable to lower stock-based compensation expenses, driven by lower overall achieved performance and the negative discretion exercised by the Chemours Board of Directors on the compensation of former executives and the timing of certain environmental remediation expenses.

Liquidity

As of March 31, 2024, consolidated gross debt was $4.1 billion. Debt, net of $746 million in unrestricted cash and cash equivalents, was $3.3 billion, resulting in a net leverage ratio of approximately 3.7x times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.6 billion, comprised of $746 million in unrestricted cash and cash equivalents and $853 million of revolving credit facility capacity, net of outstanding letters of credit. In addition, Chemours maintained $607 million in restricted cash and restricted cash equivalents, primarily held in the Water District Settlement Fund per the terms of the U.S. public water system settlement agreement.

EXHIBIT 99.1

Cash used in operating activities for the first quarter 2024 was $290 million, an increased usage of $166 million from the prior-year quarter. Capital expenditures for the first quarter 2024 were $102 million vs. $91 million in the prior-year quarter. During the quarter, the Company paid $37 million in dividends to shareholders.

The Company exhibits a historical pattern of first-half working capital use of cash, primarily driven by the timing of sales and inventory seasonality. The Company currently expects unrestricted cash and cash equivalents to remain relatively flat through the end of the second quarter of 2024. The Company expects a working capital source of cash in the second half of the year as it sells product from inventory and collects receivables from customers.

Outlook

In the second quarter of 2024, the Company expects TT to achieve sequential Net Sales growth of approximately 15%, reflecting the previously communicated improvement in the Company’s TiO2 orderbook. Adjusted EBITDA growth is expected to be generally in-line with the growth in Net Sales, with higher volumes and improved fixed cost absorption, partially offset primarily by the shift in timing of higher-cost ore consumption, much of which is anticipated for the second quarter.

In TSS, the Company expects mid-teens sequential growth for both Net Sales and Adjusted EBITDA in the second quarter of 2024, driven by both seasonality and continued adoption of Opteon™ products. The projected sequential growth for Adjusted EBITDA incorporates a modest offset from higher input costs from non-Corpus Christi sourced materials to support the transition to Opteon™, lower fixed cost absorption on the Company’s legacy refrigerant production, and ongoing investments in next generation refrigerants and immersion cooling. This increased investment, primarily in R&D, is anticipated to be approximately $15 million in 2024.

APM expects sequential Net Sales growth in the low-teens, driven by growth in the Performance Solutions product portfolio, paired with a slight improvement in the performance of the Advanced Materials product portfolio, reflecting a modest recovery in end markets. Adjusted EBITDA for the second quarter of 2024 is expected to approach a 30% sequential increase in the APM business, as mix and fixed cost absorption improve with higher volumes.

Corporate Expenses, as an offset to Adjusted EBITDA, for the second quarter of 2024 are expected to be higher by approximately $15 million to $20 million sequentially, reflecting a normalization of expenses associated with the Company’s long-term incentive plan and environmental remediation costs. Additionally, the Company anticipates that expenses related to the remediation of material weaknesses in internal controls over financial reporting and other recommendations arising from the Audit Committee’s Internal Review will be relatively flat quarter-over-quarter.

The Company expects Operating Cash Flow to reflect a total usage of approximately $500 million in the second quarter of 2024. This projected usage includes an expected outflow of $606 million currently held as restricted cash and restricted cash equivalents, which represents the Company’s prior contribution made in 2023, including interest, to the Water District Settlement Fund. Pursuant to the Settlement Agreement, the Company expects to no longer maintain its reversionary interest in such fund during the second quarter. At the point of the judgment becoming final, this amount currently held as restricted cash and restricted cash equivalents will be derecognized along with the associated accrued liability. Second quarter capital expenditures are expected to be approximately $80 million.

For the second quarter of 2024, the Company expects consolidated Net Sales to increase approximately 15% sequentially, with consolidated Adjusted EBITDA also up approximately 15% compared with first quarter 2024 results.

Conference Call

As previously announced, Chemours will hold a conference call and webcast on May 1, 2024, at 8:00 AM Eastern Daylight Time. Access to the webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

EXHIBIT 99.1

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials, providing its customers with solutions in a wide range of industries with market-defining products, application expertise, and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The Company has approximately 6,200 employees and 28 manufacturing sites, and serves approximately 2,700 customers in approximately 110 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on X (formerly Twitter) @Chemours or LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and Adjusted EBITDA Margin, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the second quarter of 2024. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon

EXHIBIT 99.1

management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, remediation of material weaknesses and internal control over financial reporting, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions and global health events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and in our Annual Report on Form 10-K for the year ended December 31, 2023. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Investor Relations
+1.302.773.3309

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Corporate Media & Brand Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Net sales	$1,350	$1,536
Cost of goods sold	1,064	1,168
Gross profit	286	368
Selling, general, and administrative expense	142	124
Research and development expense	28	26
Restructuring, asset-related, and other charges	4	16
Total other operating expenses	174	166
Equity in earnings of affiliates	13	12
Interest expense, net	(63)	(42)
Other income, net	5	1
Income before income taxes	67	173
Provision for income taxes	15	28
Net income	52	145
Net income attributable to Chemours	$52	$145
Per share data
Basic earnings per share of common stock	$0.35	$0.97
Diluted earnings per share of common stock	0.34	0.96

The Chemours Company

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$746	$1,203
Restricted cash and restricted cash equivalents	607	604
Accounts and notes receivable, net	792	610
Inventories	1,391	1,352
Prepaid expenses and other	61	66
Total current assets	3,597	3,835
Property, plant, and equipment	9,469	9,412
Less: Accumulated depreciation	(6,260)	(6,196)
Property, plant, and equipment, net	3,209	3,216
Operating lease right-of-use assets	252	260
Goodwill	102	102
Other intangible assets, net	3	3
Investments in affiliates	165	158
Other assets	650	677
Total assets	$7,978	$8,251
Liabilities
Current liabilities:
Accounts payable	$963	$1,159
Compensation and other employee-related cost	79	89
Short-term and current maturities of long-term debt	41	51
Current environmental remediation	129	129
Other accrued liabilities	1,019	1,058
Total current liabilities	2,231	2,486
Long-term debt, net	3,968	3,987
Operating lease liabilities	198	206
Long-term environmental remediation	452	461
Deferred income taxes	44	44
Other liabilities	331	328
Total liabilities	7,224	7,512
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 197,711,836 shares issued and 148,779,449 shares outstanding at March 31, 2024; 197,519,784 shares issued and 148,587,397 shares outstanding at December 31, 2023)	2	2
Treasury stock, at cost (48,932,387 shares at March 31, 2024 and December 31, 2023)	(1,806)	(1,806)
Additional paid-in capital	1,033	1,033
Retained earnings	1,797	1,782
Accumulated other comprehensive loss	(274)	(274)
Total Chemours stockholders’ equity	752	737
Non-controlling interests	2	2
Total equity	754	739
Total liabilities and equity	$7,978	$8,251

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net income	$52	$145
Adjustments to reconcile net income to cash (used for) provided by operating activities:
Depreciation and amortization	71	79
Gain on sales of assets and businesses	(3)	—
Equity in earnings of affiliates, net	(11)	(9)
Amortization of debt issuance costs and issue discounts	3	2
Deferred tax (benefit) provision	(1)	1
Asset-related charges	—	11
Stock-based compensation expense	1	4
Net periodic pension cost	1	2
Defined benefit plan contributions	(4)	(5)
Other operating charges and credits, net	(11)	(4)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(177)	(205)
Inventories and other current operating assets	(34)	(52)
Other non-current operating assets	31	20
(Decrease) increase in operating liabilities:
Accounts payable	(157)	(44)
Other current operating liabilities	(46)	(72)
Other non-current operating liabilities	(5)	3
Cash used for operating activities	(290)	(124)
Cash flows from investing activities
Purchases of property, plant, and equipment	(102)	(91)
Proceeds from sales of assets and businesses	3	—
Foreign exchange contract settlements, net	(2)	(6)
Cash used for investing activities	(101)	(97)
Cash flows from financing activities
Debt repayments	(3)	(3)
Payments on finance leases	(3)	(3)
Proceeds from supplier financing program	27	23
Payments to supplier financing program	(37)	(18)
Purchases of treasury stock, at cost	—	(14)
Proceeds from exercised stock options, net	1	2
Payments related to tax withholdings on vested stock awards	(2)	(18)
Payments of dividends to the Company's common shareholders	(37)	(37)
Cash used for financing activities	(54)	(68)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(9)	6
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(454)	(283)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	1,807	1,304
Cash, cash equivalents, restricted cash and restricted cash equivalents at March 31,	$1,353	$1,021

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$44	$34

Certain prior period amounts have been revised to correct for certain immaterial errors related to the financial statement presentation of a supplier financing program, which is more fully described in our Annual Report on Form 10-K for the year ended December 31, 2023. Certain prior period amounts have been reclassified to conform to the current period presentation, the effect of which was not material to the Company’s interim consolidated financial statements.

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2024	2023	(Decrease)	2023	(Decrease)
Titanium Technologies	$588	$632	$(44)	$651	$(63)
Thermal & Specialized Solutions	449	486	(37)	374	75
Advanced Performance Materials	299	388	(89)	325	(26)
Other Segment	14	30	(16)	11	3
Total Net Sales	$1,350	$1,536	$(186)	$1,361	$(11)

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2024	2023	(Decrease)	2023	(Decrease)
Titanium Technologies	$70	$70	$—	$64	$6
Thermal & Specialized Solutions	$151	$185	$(34)	$124	$27
Advanced Performance Materials	$30	$84	$(54)	$40	$(10)
Other Segment	$2	$10	$(8)	$—	$2

Quarterly Change in Net Sales from the three months ended March 31, 2023

	March 31, 2024	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2023	Price	Volume	Currency	Portfolio
Total Company	$1,350	(12)%	(5)%	(6)%	—%	(1)%

Titanium Technologies	$588	(7)%	(7)%	—%	—%	—%
Thermal & Specialized Solutions	449	(8)%	(2)%	(6)%	—%	—%
Advanced Performance Materials	299	(23)%	(5)%	(18)%	—%	—%
Other Segment	14	(53)%	3%	(14)%	—%	(42)%

Quarterly Change in Net Sales from the three months ended December 31, 2023

	March 31, 2024	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2023	Price	Volume	Currency	Portfolio
Total Company	$1,350	(1)%	1%	(2)%	—%	—%

Titanium Technologies	$588	(10)%	—%	(10)%	—%	—%
Thermal & Specialized Solutions	449	20%	5%	15%	—%	—%
Advanced Performance Materials	299	(8)%	(1)%	(8)%	1%	—%
Other Segment	14	27%	(9)%	36%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Twelve Months Ended
	March 31,		December 31,	March 31,
	2024	2023	2023	2024	2023
Income (loss) before income taxes	$67	$173	$(71)	$(424)	$634
Net income (loss) attributable to Chemours	52	145	(18)	(330)	489
Non-operating pension and other post-retirement employee benefit income	(1)	—	(1)	(1)	(4)
Exchange (gains) losses, net	(1)	7	17	30	23
Restructuring, asset-related, and other charges (1)	4	16	11	141	15
Loss (gain) on extinguishment of debt	—	—	—	1	(7)
Gain on sales of assets and businesses, net (2)	(3)	—	(4)	(113)	(21)
Transaction costs (3)	—	—	9	16	—
Qualified spend recovery (4)	(7)	(14)	(11)	(47)	(58)
Litigation-related charges (5)	—	1	89	764	21
Environmental charges (6)	—	—	—	9	198
Adjustments made to income taxes (7)	2	(4)	(14)	(13)	30
Provision for (benefit from) income taxes relating to reconciling items (8)	2	(3)	(32)	(131)	(40)
Adjusted Net Income	48	148	46	326	646
Net income attributable to non-controlling interests	—	—	—	1	—
Interest expense, net	63	42	63	229	164
Depreciation and amortization	71	79	74	299	297
All remaining provision for (benefit from) income taxes	11	35	(7)	49	155
Adjusted EBITDA	$193	$304	$176	$904	$1,262

Total debt principal				$4,051	$3,673
Less: Cash and cash equivalents				(746)	(816)
Total debt principal, net				$3,305	$2,857

Net Leverage Ratio (calculated using GAAP earnings) (9)				(7.8x)	4.5x
Net Leverage Ratio (calculated using Non-GAAP earnings) (9)				3.7x	2.3x

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)

(1)
Refer to "Note 4 – Restructuring, Asset-related, and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 for further details. For the quarter ended March 31, 2023, restructuring, asset-related, and other charges primarily includes charges related to our decision to abandon implementation of our new ERP software platform. For the twelve months ended March 31, 2024, restructuring, asset-related, and other charges primarily includes charges related to the Titanium Technologies Transformation Plan, charges related to our decision to abandon implementation of our new ERP software platform, shutdown of a production line at the Company's El Dorado site and the charges related to the 2023 and 2022 Restructuring Programs. For the twelve months ended March 31, 2023, restructuring, asset-related, and other charges primarily includes asset charges and write-offs resulting from the conflict between Russia and Ukraine and the Company’s decision to suspend its business with Russian entities.
(2)
For the twelve months ended March 31, 2024, gain on sales of assets and businesses, net includes pre-tax gain on sale of $106 million related to the Glycolic Acid Transaction. For the twelve months ended March 31, 2023, gain on sales of assets and businesses, net includes pre-tax gain on sale of $5 million related to the Beaumont Transaction and $18 million related to the Pascagoula Transaction.
(3)
For the twelve months ended March 31, 2024, transaction costs includes $7 million of costs associated with the New Senior Secured Credit Facilities entered into during 2023, which is discussed in further detail in "Note 20 – Debt" to the Consolidated Financial Statements in our Annual Report on Form 10-K, and $9 million of third-party costs related to the Titanium Technologies Transformation Plan.
(4)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.
(5)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended March 31, 2024, litigation-related charges includes the $592 million accrual related to the United States Public Water System Class Action Suit Settlement plus $24 million of third-party legal fees directly related to the settlement, $55 million of charges related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of Ohio's agreement entered into in November 2023, $13 million related to the Company's portion of the supplemental payment to the State of Delaware, $76 million for other PFAS litigation matters, and $4 million of other litigation matters. For the twelve months ended March 31, 2024, litigation-related charges primarily include proceeds from a settlement in a patent infringement matter relating to certain copolymer patents associated with the Company’s Advanced Performance Materials segment and $20 million associated with the Company's portion of the potential loss in the single matter not included in the Leach settlement. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for further details.
(6)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain environmental remediation expenses at various sites. For the twelve months ended March 31, 2023, environmental charges include $203 million related to on-site and off-site remediation costs at Fayetteville. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for further details.
(7)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(8)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(9)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by income (loss) before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023
Numerator:
Net income (loss) attributable to Chemours	$52	$145	$(18)
Adjusted Net Income	48	148	46
Denominator:
Weighted-average number of common shares outstanding - basic	149,035,200	148,997,084	148,861,410
Dilutive effect of the Company's employee compensation plans (1)	1,015,169	2,182,181	1,078,467
Weighted-average number of common shares outstanding - diluted (1)	150,050,369	151,179,265	149,939,877

Basic earnings (loss) per share of common stock (2)	$0.35	$0.97	$(0.12)
Diluted earnings (loss) per share of common stock (1) (2)	0.34	0.96	(0.12)
Adjusted basic earnings per share of common stock (2)	0.32	0.99	0.31
Adjusted diluted earnings per share of common stock (1) (2)	0.32	0.98	0.31
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended December 31, 2023. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended December 31, 2023 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings per share are calculated based on unrounded numbers.